Exhibit 99.2
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
For the year ended December 31, 2005
      The following unaudited pro forma combined financial statements of Champion Enterprises, Inc. (“Champion”) give effect to the acquisition of Calsafe Group (Holdings) Limited and its operating subsidiary Caledonian Building Systems Limited (collectively “Calsafe”) by a wholly-owed subsidiary of Champion. On April 7, 2006, Champion acquired 100% of the capital stock of Calsafe for aggregate cash consideration of approximately $100 million plus potential contingent purchase price of up to approximately $6.4 million and additional potential contingent consideration of be paid over four years. The final purchase price will ultimately be determined based upon the achievement of certain financial benchmarks over the three years and three quarters ending December 2009. The transaction was financed through a combination of a pound Sterling denominated term loan and cash. The pro forma combined income statement combines the companies’ respective income statements as if the combination had occurred at the beginning of the year ended December 31, 2005. The unaudited pro forma combined financial statements are based on the assumptions and adjustments described in the accompanying notes.
      The pro forma combined income statement is not necessarily indicative of operating results that would have been achieved had the combination been consummated as of the beginning of the period presented and should not be construed as representative of future operations. You should read the unaudited pro forma combined financial statements in conjunction with the historical consolidated financial statements, including related notes, filed as part of our Annual Report on Form 10-K for the year ended December 30, 2006.

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2005
(IN THOUSANDS, EXCEPT PER SHARE DATA)

			Pro Forma
	Champion	Calsafe	Adjustments		Pro Forma
	(A)	(B)
Net sales	$1,272,590	$148,411	$—		$1,421,001
Cost of sales	1,055,749	125,345	182	(1)	1,181,276

Gross margin	216,841	23,066	(182)		239,725

Selling, general, and administrative expenses	151,657	9,127	255	(2)	161,039
Amortization of intangibles	153	1,947	1,758	(3)	3,858
Other charges, net	5,557	—	—		5,557

Operating income (loss)	59,474	11,992	(2,195)		69,271

Interest expense, net	13,986	4,140	1,786	(4)	19,912

Income (loss) from continuing operations before income taxes	45,488	7,852	(3,981)		49,359

Income tax expense (benefit)	3,300	2,940	(1,245)	(5)	4,995

Income (loss) from continuing operations	$42,188	$4,912	$(2,736)		$44,364

Basic income per share from continuing operations	$0.55				$0.57
Weighted average shares outstanding - basic	74,891				74,891

Diluted income per share from continuing operations	$0.54				$0.57

Weighted average shares outstanding - diluted	76,034				76,034
See accompanying Notes to Pro Forma Financial Statements.

NOTES TO PRO FORMA FINANCIAL STATEMENTS

(A)	Champions’s results of continuing operations for the year ended December 31, 2005, are based on audited consolidated financial statements under generally accepted accounting principles in the United States (“US GAAP”).

(B)	Calsafe’s results of continuing operations for the year ended December 31, 2005, are based on audited consolidated financial statements under generally accepted accounting principles in the United Kingdom (“UK GAAP”) for the 53 week period ended April 7, 2006, included in Exhibit 99.1 in this Current Report on Form 8-K/A, less unaudited results for the 14 week period ended April 7, 2006, plus unaudited results for the quarter ended March 31, 2005. Calsafe’s results for the year ended December 31, 2005 have been translated from pounds Sterling to U.S. dollars using average quarterly exchange rates which results in an average annual exchange rate of $1.819 to £1.0.
The principal difference between UK GAAP and US GAAP for the Calsafe results is that goodwill is amortizable under UK GAAP but not under US GAAP. This difference is adjusted in adjustment (3) as discussed below.

(1)	Adjustment to depreciation expense due to revaluation of property, plant, and equipment acquired in the transaction.

(2)	Adjustment to amortization expense for deferred financing costs associated with debt incurred to finance the acquisition.

(3)	Adjustment to eliminate goodwill amortization expense of $1,947,000 included in Calsafe’s operating results and to record estimated amortization expense of $3,705,000 for amortizable intangible assets acquired in the transaction.

(4)	Adjustment to eliminate interest expense of $4,140,000 included in Calsafe operating results for debt repaid prior to the acquisition from proceeds from the sale of discontinued operations and debt repaid at acquisition and to record interest expense of $5,926,000 for debt incurred to finance the acquisition. Interest expense on the debt incurred to finance the acquisition was based on the UK LIBOR rate for each quarter plus 2.5%.

(5)	Adjustment to record tax effects of purchase accounting, pro forma adjustments and acquisition financing structure.

Amortization expense for amortizable intangible assets acquired in the transaction is based on the following preliminary purchase price allocation, using the exchange rate at December 31, 2005:

	Estimated Value	Useful Life
	(in thousands)	(years)
Trade names	$7,749	15
Employment contracts	3,530	5
Technology	482	3
Technology	3,065	5
Customer relationships	14,982	10

Total amortizable intangibles	$29,808